EXHIBIT 23(J)(I) UNDER FORM N-1A
                                              EXHIBIT 24 UNDER ITEM 601/REG. S-K




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 68 to the Registration Statement No. 33-3164 on Form N-1A of our reports dated January 23, 2006 relating to the financial statements and financial highlights of Federated Capital Income Fund, a portfolio of Federated Income Securities Trust, appearing in the corresponding Annual Reports on Form N-CSR of Federated Capital Income Fund for the year ended November 30, 2005 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in each Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


Boston, Massachusetts
January 23, 2007